EXHIBIT 99.1

FOR IMMEDIATE RELEASE July 23, 2025	CONTACT: Brian Finnegan (212) 441-6877 brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES SECOND QUARTER 2025 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2025.

“Throughout the first half of 2025, the Federal Home Loan Bank of New York has continued to provide stable, reliable and low-cost funding to our members in support of their lending activities across our region and beyond,” said Randolph C. Snook, president and CEO of the FHLBNY. “Our second quarter results reflect our ongoing dedication to executing on this foundational purpose. Providing members with on-demand access to our liquidity helps extend credit to and reduce borrowing costs for the consumer and supports the creation of attainable homeownership opportunities. This is our mission, on which we have continued to deliver this year.”

Highlights from the second quarter of 2025 include:

•

Net income for the quarter was $153.1 million, a decrease of $28.2 million, or 15.6%, from net income of $181.3 million for the second quarter of 2024. Net interest income for the quarter was $214.5 million, a decrease of $33.2 million, or 13.4%, from $247.7 million in the second quarter of last year. The decrease in net interest income was driven by a decrease in market interest rates and a decrease in average advances balances from the prior year period. Non-interest income increased by $2.1 million, or 12.3%, to $19.4 million from the second quarter of 2024.

•	Return on average equity (“ROE”) for the quarter was 7.20% (annualized), compared to ROE of 8.54% for the second quarter of 2024.

•	As of June 30, 2025, total assets were $167.8 billion, an increase of $7.5 billion, or 4.7%, from total assets of $160.3 billion at December 31, 2024. As of June 30, 2025, advances (par amount) were $104.9 billion, a decrease of $1.6 billion, or 1.5%, from $106.5 billion at December 31, 2024.

•	Total capital was $8.4 billion as of both June 30, 2025 and December 31, 2024, as a decrease in capital stock, aligned with the decrease in advances balances, was offset by an increase in retained earnings. The FHLBNY’s retained earnings were $2.6 billion as of June 30, 2025; $1.3 billion of the retained earnings were unrestricted and $1.3 billion were restricted. At June 30, 2025, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $17.0 million from its second quarter 2025 earnings for its Affordable Housing Program. The FHLBNY set aside an additional $4.2 million from the quarter’s earnings for voluntary contributions to affordable housing and community development initiatives.

The FHLBNY expects to file its Form 10-Q for the second quarter of 2025 with the U.S. Securities and Exchange Commission on or before August 7, 2025.

Selected Balance Sheet Items (dollars in millions)
	June 30,	December 31,
	2025	2024	Change

Advances	$104,720	$105,838	$(1,118)
Mortgage loans held for portfolio	2,459	2,345	114
Mortgage-backed securities	19,961	19,397	564
Liquidity assets	38,143	30,344	7,799
Total assets	$167,779	$160,300	$7,479

Consolidated obligations	$154,520	$148,411	$6,109
Capital stock	5,962	6,014	(52)
Unrestricted retained earnings	1,280	1,286	(6)
Restricted retained earnings	1,271	1,209	62
Accumulated other comprehensive income (loss)	(88)	(100)	12
Total capital	$8,424	$8,410	$14

Capital-to-assets ratio (GAAP)	5.02%	5.25%
Capital-to-assets ratio (Regulatory)	5.08%	5.31%

Operating Results (dollars in millions)
	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Change	2025	2024	Change

Total interest income	$1,895.8	$2,283.4	$(387.6)	$3,717.3	$4,599.4	$(882.1)
Total interest expense	1,681.3	2,035.7	(354.4)	3,287.8	4,086.7	(798.9)
Net interest income	214.5	247.7	(33.2)	429.5	512.7	(83.2)
Provision (Reversal) for credit losses	(0.1)	(0.3)	0.2	0.1	(0.8)	0.8
Net interest income after provision for credit losses	214.6	248.0	(33.4)	429.4	513.5	(84.0)
Non-interest income (loss)	19.4	17.3	2.1	40.1	53.1	(13.0)
Non-interest expense	63.9	63.8	0.1	126.4	120.1	6.3
Affordable Housing Program assessments	17.0	20.2	(3.2)	34.4	44.7	(10.4)
Net income	$153.1	$181.3	$(28.2)	$308.7	$401.8	$(92.9)

Return on average equity	7.20%	8.54%		7.39%	9.55%
Return on average assets	0.36%	0.43%		0.38%	0.48%
Net interest margin	0.51%	0.60%		0.53%	0.61%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of June 30, 2025, the FHLBNY serves 334 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.